Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the following Registration Statements:
1.	Registration Statement (Form S-8 No. 333-86004) pertaining to the 1995 Stock and Incentive Plan as amended effective December 12, 2000,

2.	Registration Statement (Form S-8 No. 333-115365) pertaining to the 1995 Stock and Incentive Plan as amended effective December 12, 2000 and as further amended effective July 24, 2002,

3.	Registration Statement (Form S-8 No. 333-119609) pertaining to the Covanta Holding Corporation (formerly “Danielson Holding Corporation”) Equity Award Plan for Employees and Officers and the Covanta Holding Corporation Equity Award Plan for Directors of Covanta Holding Corporation,

4.	Registration Statement (Form S-8 No. 333-130046) pertaining to the registration of an additional 2,000,000 shares of common stock as a result of an increase in the number of shares of Common Stock issuable under the Company’s Equity Award Plan for employees and Officers, and

5.	Registration Statement (Form S-3 No. 333-117730) pertaining to the resale of 17,711,491 shares of common stock of our report dated February 14, 2006, with respect to the consolidated balance sheets of Quezon Power, Inc. as of and for the years ended December 31, 2005 and 2004, and the related consolidated statements of operations, changes in stockholders equity and cash flows for each of the three years ended December 31, 2005 included in Covanta Holding Corporation’s Annual Report (Form 10-K) for the year ended December 31, 2005, filed with the Securities and Exchange Commission.
/s/ Sycip Gorres Velayo & Co.
a member Practice of Ernst & Young Global
Makati City, Philippines
March 14, 2006